King Investment Advisors, Inc.
1980 Post Oak Boulevard, Suite 2400
Houston, Texas 77056-3898
(713) 961-0462
Fax (713) 961-5613
http://www.kingadvisors.com

January 11, 2011

Mr. Stacey E. Hong, President
Forum Funds
Three Canal Plaza, Suite 600
Portland, Maine 04101

RE: Contractual Waivers and Reimbursements

Dear Mr. Hong:

King Investment Advisors, Inc. (the “Adviser”) agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure the total annual operating expenses (excluding taxes, interest, portfolio transaction expenses, and extraordinary expenses) for the Fountainhead Special Value Fund (the “Fund”), a series of the Forum Funds (the “Trust”), so that total annual operating expenses of the Fund do not exceed 1.75%, through March 1, 2012.

This agreement can only be terminated or amended upon the approval of the Trust’s Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate on March 1, 2012.

Very Truly Yours,
King Investment Advisors, Inc.

By: /s/ Roger E. King
      Roger E. King, President